SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 27, 2016
Date of report (Date of earliest event reported)

PIPER JAFFRAY COMPANIES
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 1000 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

(612) 303-6000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective January 27, 2016, the Board of Directors (the “Board”) of Piper Jaffray Companies (the “Company”) increased the size of the Board by one, to nine directors, and elected Sherry M. Smith to serve as a director of the Company for an initial term expiring at the Company’s 2016 annual meeting of shareholders (the “Annual Meeting”). Ms. Smith was the Executive Vice President and Chief Financial Officer of SUPERVALU INC. from December 2010 to August 2013. SUPERVALU INC. is listed on the New York Stock Exchange and is one of the largest grocery wholesalers and retailers in the United States.
Ms. Smith has not been appointed to serve on any committee of the Board and the committees on which Ms. Smith is expected to serve have not been determined as of the date of filing of this Current Report on Form 8-K. The Board expects to determine the committees to which Ms. Smith will be appointed in May 2016, with such appointments to become effective immediately following the Annual Meeting.
In connection with her service on the Board, Ms. Smith will participate in the Company’s 2016 non-employee director compensation program, receiving a pro-rated $60,000 annual cash retainer, a $60,000 initial equity grant and a $70,000 annual equity grant to be granted the day of the Annual Meeting. Ms. Smith also will receive a pro-rated cash retainer for her service on any Board committees during 2016, which annual retainer amounts are $25,000 for the chairperson and $10,000 for other members of the Audit Committee, and $15,000 for the chairperson and $5,000 for other members of the Compensation Committee and the Nominating and Governance Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER JAFFRAY COMPANIES

Date: January 27, 2016	By	/s/ John W. Geelan
John W. Geelan
General Counsel and Secretary